Exhibit 4.1

FIREARMS TRAINING SYSTEMS, INC.

CERTIFICATE OF DESIGNATIONS OF SERIES C PREFERRED STOCK SETTING FORTH THE POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

FIREARMS TRAINING SYSTEMS, INC. (hereinafter referred to as the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the “Delaware Code”), DOES HEREBY CERTIFY THAT, pursuant to authority conferred by Article Fourth of the Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation (the “Board”) has adopted a resolution providing for the issuance of a series of preferred stock of the Corporation consisting of 3,500 shares designated “Series C Preferred Stock,” which resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of Firearms Training Systems, Inc., a Delaware corporation (the “Corporation”), by Article Fourth of the Restated Certificate of Incorporation of the Corporation, the Board does hereby create, provide for and approve a series of preferred stock, par value $.10 per share, of the Corporation (the “Preferred Stock”) to be designated “Series C Preferred Stock” (such series being herein called the “Series C Preferred Stock”), consisting of 3,500 shares of the presently authorized but unissued shares of Preferred Stock, and does hereby fix and herein state and express the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series C Preferred Stock as follows:

Section 1. Definitions.

In this Certificate of Designations, the following terms when capitalized have the following meanings:

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the lapse of time (even if more than 60 days) or upon the occurrence of a subsequent condition. “Beneficially Own” and “Beneficial Ownership” have corresponding meanings.

“Board” means the Corporation’s Board of Directors.

“Change of Control” means the occurrence of any of the following:

(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of Voting Stock), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Corporation or a wholly-owned subsidiary of the Corporation;

(ii) the consummation of any transaction or series of related transactions (including any merger or consolidation) resulting in any “person” (as defined above) other than (x) the then holders of more than 50% of the Series C Preferred Shares or (y) Centre Capital Investors II, L.P. or any of its Affiliates or any group (as that term is used in Section 13(d)(3) of the Exchange Act) which includes Centre Capital Investors II, L.P. or any of its Affiliates, becoming the Beneficial Owner, directly or indirectly, of more than 50% of the Corporation’s Voting Stock (measured by voting power rather than number of shares); or

(iii) a merger, consolidation or reorganization with respect to which all or substantially all of the individuals and entities who were the Beneficial Owners of the Corporation’s Voting Stock immediately prior to such merger, consolidation or reorganization do not, following such merger, consolidation or reorganization, Beneficially Own, directly or indirectly, more than 50% of the Voting Stock resulting from such merger, consolidation or reorganization (measured by voting power rather than number of shares).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Liquidation Preference” means, with respect to each share of Series C Preferred Stock, $10,000 (subject to adjustment pursuant to Section 2(d) and subject to adjustment to reflect any stock split, combination, reclassification or similar event involving the Series C Preferred Stock).

“Quarterly Dividend Payment Date” means each of March 31, June 30, September 30 and December 31 of each year.

“Voting Stock” means the capital stock of the Corporation (or any successor) that is at the time entitled to vote in the election of the Board (without regard to the occurrence of any contingency).

Section 2. Dividends.

(a) Dividend Rate. The holders of shares of Series C Preferred Stock, in preference to the holders of any class or series of the common stock of the Corporation or any other class or series of capital stock of the Corporation ranking (as to dividends) junior to or on a parity with the Series C Preferred Stock, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on each Quarterly Dividend Payment Date, at the per annum rate of (i) 10% of the Liquidation Preference per share per year through and including March 31, 2006; (ii) 12% of the Liquidation Preference per share per year through and including September 30, 2006; and (iii) 14% of the Liquidation Preference per share per year thereafter (in each case, subject to increase during the continuance of a Restriction Event as provided in Section 4(a) hereof).

(b) Periods in Which Dividends Accrue. Dividends shall begin to accrue and be cumulative and compounded quarterly at the applicable rate in Section 2(a) on outstanding shares of Series C Preferred Stock, whether or not there are funds of the Corporation legally available for the payment of such dividends, from the issue date of such shares through the date of redemption (unless on the date of redemption the Corporation fails to pay or set apart for payment the redemption price, in which case dividends shall continue to accrue and be cumulative through the date that the Corporation pays or sets apart for payment the redemption price) or liquidation.

(c) Record Date for Dividends. The Board may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(d) Unpaid Dividends. If, at the time of a liquidation or redemption, the amount of dividends paid in cash on the shares of Series C Preferred Stock is less than the total amount of such dividends at the time accrued and payable on such shares (or that would be payable if the Corporation had funds legally available for payment), (i) the dividends paid shall be allocated pro rata on a share-by-share basis among all shares of Series C Preferred Stock at the time outstanding and (ii) the accrued and unpaid dividends shall be added to the Liquidation Preference.

Section 3. Voting Rights.

In addition to any voting rights provided by law, the holders of shares of Series C Preferred Stock shall have the following voting rights:

(a) So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without consent of the holders of at least a majority of the number of shares of Series C Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at a special or annual meeting: (i) subject to the provisions of Section 275(c) of the Delaware Code, enter into any plan of liquidation or dissolution or otherwise effect the voluntary liquidation, dissolution or winding up of the Corporation unless (x) the Corporation gives the holders of the Series C Preferred Stock not less than 30 days prior written notice of such plan and (y) as a result of such liquidation, dissolution or winding-up, the Liquidation Preference of each share of Series C Preferred Stock plus the amount of accrued and unpaid dividends on such share of Series C Preferred Stock to the extent not added to the Liquidation Preference pursuant to Section 2(d) (whether or not earned or declared) are satisfied in full pursuant to Section 5 herein; or (ii) (x) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict with the rights of the holders of Series C Preferred Stock hereunder; (y) subject to Section 3(b) and Section 3(c), amend or waive any provision of this Certificate of Designations; or (z) amend any other provision of the certificate of incorporation of the Corporation as in effect on the date hereof, if such amendment would adversely affect the rights of the holders of the Series C Preferred Stock in any material respect.

(b) So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the consent of the holders of all shares of Series C Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at a special or annual meeting, decrease the applicable dividend rate per annum set forth in Section 2(a).

(c) So long as any shares of Series C Preferred stock are outstanding, the Corporation shall not, without the consent of at least two holders who are not Affiliates of each other and who, in the aggregate, hold at least a majority of the number of shares of Series C Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote, at a special or annual meeting, (i) authorize or issue, or obligate the Corporation to issue, any other capital stock or security or right convertible or exchangeable for capital stock of the Corporation that is senior to or on a parity with the Series C Preferred Stock as to rights upon liquidation and winding up, as to dividends or as to any other distribution of assets or (ii) increase the authorized number of shares of Series C Preferred Stock.

(d) Notwithstanding anything to the contrary contained herein, the Corporation shall not amend any provision of this Certificate of Designations in a manner that adversely affects the rights of one or more holders of Series C Preferred Stock hereunder without so affecting the rights of all such holders hereunder unless each such affected holder consents to such amendment.

Section 4. Certain Restrictions.

(a) If (i) the Corporation shall not have redeemed all shares of the Series C Preferred Stock when required pursuant to this Certificate of Designations, or (ii) the Corporation shall breach in any material respect any of its other obligations under this Certificate of Designations and such breach shall have continued for ten (10) days after notice thereof by any holder of Series C Preferred Stock (each event described in clause (i) or (ii), a “Restriction Event”), then, until the termination of such Restriction Event, the applicable dividend rate per annum set forth in Section 2(a) shall be increased, in each case, by 2% per annum.

(b) So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not declare or pay dividends on, or make any other distributions of cash, properties or securities of the Corporation on or with respect to any shares of, or redeem or purchase or otherwise acquire for consideration (or make any sinking fund, purchase fund or other similar payments in respect of) any class or series of the common stock of the Corporation or any other class or series of capital stock of the Corporation ranking (as to rights upon liquidation and winding-up, as to dividends or as to any other distribution of assets) junior to or on a parity with the Series C Preferred Stock; provided that the Corporation may at any time declare and pay dividends or make distributions payable solely in, or redeem, purchase or otherwise acquire shares of capital stock solely in exchange for, shares of any class or series of the common stock of the Corporation or any other class or series of capital stock of the Corporation ranking (as to rights upon liquidation and winding-up, as to dividends and as to any other distribution of assets) junior to the Series C Preferred Stock. The Corporation shall not permit any subsidiary of the Corporation to make any payment in respect of, or otherwise acquire for consideration, any shares of capital stock of the Corporation unless the Corporation could, pursuant to this Section 4(b), make such payment or acquisition at such time and in such manner.

Section 5. Liquidation Preference.

In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount per share equal to the Liquidation Preference plus the amount of all accrued and unpaid dividends on such share of Series C Preferred Stock to the extent not added to the Liquidation Preference pursuant to Section 2(d) (whether or not earned or declared). Such payments shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the common stock of the Corporation or any other class or series of the Corporation’s capital stock ranking junior as to liquidation rights to the Series C Preferred Stock. Subject to Section 6(a), neither a consolidation, merger or other business combination of the Corporation’s assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5 (unless in connection therewith the liquidation of the Corporation is specifically approved by the holders of the Series C Preferred Stock).

Section 6. Redemption.

(a) Redemption upon Change of Control. Upon the occurrence of a Change of Control, the Corporation shall redeem for cash all shares of Series C Preferred Stock that are then outstanding at a redemption price per share equal to the Liquidation Preference plus the amount of all accrued and unpaid dividends on such share of Series C Preferred Stock to the extent not added to the Liquidation Preference pursuant to Section 2(d) (whether or not earned or declared).

(b) Redemption at Corporation’s Election. At any time and from time to time, the Corporation may elect to redeem for cash the outstanding shares of Series C Preferred Stock, in whole or in part, at a redemption price per share equal to the Liquidation Preference plus the amount of all accrued and unpaid dividends on such share of Series C Preferred Stock to the extent not added to the Liquidation Preference pursuant to Section 2(d) (whether or not earned or declared).

(c) Redemption Procedures. Not more than sixty (60) nor less than thirty (30) days prior to the date fixed for any redemption (each, a “Redemption Date”) of shares of the Series C Preferred Stock, notice by first class mail, postage prepaid, shall be given to each holder of record of the Series C Preferred Stock, at such holder’s address as it shall appear upon the stock transfer books of the Corporation. Each such notice of redemption shall specify the date that is the Redemption Date, the redemption price, the identification of the shares to be redeemed, the place or places of payment and that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Series C Preferred Stock to be redeemed. In the case of a redemption pursuant to Section 6(b), each such notice of redemption shall be irrevocable, and in the case of a redemption pursuant to Section 6(a), each such notice of redemption shall be revocable by the Corporation by delivering written notice to the holders of Series C Preferred Stock, prior to the redemption date, that the transaction or series of transactions expected to result in the Change of Control has been terminated. On or after the Redemption Date, each holder of shares of Series C Preferred Stock shall surrender the certificate(s) evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price in the manner set forth in the notice. If, on the Redemption Date, funds in cash in an amount sufficient to pay the aggregate redemption price for all outstanding shares of Series C Preferred Stock shall be available therefor and shall have been irrevocably set aside and deposited with a bank or trust company in trust for purposes of payment of such redemption price, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the redemption price upon surrender of their certificates therefor) shall terminate. If at the Redemption Date, the Corporation does not have sufficient funds legally available to redeem all of the outstanding shares of Series C Preferred Stock, the Corporation shall take all measures permitted under the Delaware Code to increase the amount of its capital and surplus legally available, and the Corporation shall purchase as many shares of Series C Preferred Stock as it may legally redeem, ratably from the holders thereof in proportion to the number of shares held by them, and shall thereafter, whenever it shall have funds available therefor, redeem as many shares of Series C Preferred Stock as it legally may until it has redeemed all of the outstanding shares of Series C Preferred Stock.

(d) Redemption of Less than All Series C Preferred Stock. If fewer than all the outstanding shares of Series C Preferred Stock are to be redeemed, the Corporation will effect such redemption pro rata among the holders thereof (based on the number of shares of Series C Preferred Stock held on the date of notice of redemption).

Section 7. Ranking.

All shares of Series C Preferred Stock shall rank, as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, prior to all classes and series of the Corporation’s now or hereafter issued Preferred Stock or common stock.

Section 8. Notice.

All notices hereunder shall be in writing.

IN WITNESS WHEREOF, this Certificate of Designations has been signed by the undersigned as of the 30th day of September, 2004.

FIREARMS TRAINING SYSTEMS, INC.

By:
Name:
Title:

Attest:

Name:
Title:

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